SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                                  June 27, 2000


                           QUEENS COUNTY BANCORP, INC.
             (Exact name of registrant as specified in its charter)



          Delaware                     0-22278               06-1377322
(State or other jurisdiction         (Commission            (IRS Employer
     of incorporation)               File Number)           Identification No.)



            38-25 Main Street
              Flushing, NY                              11354
(Address of principal executive offices)              (Zip Code)



Registrant's telephone number, including area code: (718) 359-6400



                                       N/A
          (Former name or former address, if changed since last report)


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         Queens County Bancorp, Inc., a Delaware corporation ("Queens County"), announced on June 27, 2000 that it had entered into an Agreement and Plan of Merger (the "Merger Agreement") with Haven Bancorp, Inc., a Delaware corporation ("Haven"), pursuant to which Haven will be merged with and into Queens County (the "Merger") with Queens County as the corporation surviving in the Merger.

         Under the terms of the Merger Agreement, each share of common stock, par value $0.01 per share, of Haven ("Haven Common Stock") outstanding at the effective time of the Merger will be converted into 1.04 shares of common stock, par value $0.01 per share, of Queens County ("Queens County Common Stock"). The Merger is subject to various conditions, including adoption of the Merger Agreement by the stockholders of each of Queens County and Haven and the receipt of required regulatory approvals. The Merger is intended to qualify as a reorganization under the Internal Revenue Code of 1986, as amended.

         In connection with the Merger Agreement, Queens County and Haven entered into a stock option agreement, dated as of June 27, 2000 (the "Stock Option Agreement") pursuant to which Queens County has the right, under certain circumstances, to purchase up to 19.9% of the issued and outstanding shares of Haven Common Stock at a price per share equal to the last reported sale price per share of Haven Common Stock as reported on the National Association of Securities Dealers Composite Transactions Tape on June 28, 2000.

         The preceding is qualified in its entirety by reference to the Merger Agreement and the Stock Option Agreement, each of which is attached hereto as an Exhibit and each of which is incorporated herein by reference.


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


Item 7.  Exhibits.

2 Agreement and Plan of Merger by and between Queens County and Haven, dated as of June 27, 2000.

10.1 Stock Option Agreement by and between Queens County and Haven, dated as of June 27, 2000.

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

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Queens County Bancorp, Inc.


                                            By: /s/ Joseph R. Ficalora
                                               ---------------------------------
                                            Name:  Joseph R. Ficalora
                                            Title: Chairman, President and
                                                   Chief Executive Officer

Date: June 30, 2000





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